EXHIBIT 3.1

ARTICLES OF AMENDMENT

Of

BIODRAIN MEDICAL, INC.

The undersigned, President of BIODRAIN MEDICAL, INC. a Minnesota Corporation (the “Corporation”), hereby certifies that the following resolutions have been duly adopted by the Corporation’s board of directors and shareholders pursuant to the provisions of the Minnesota Business Corporation Act.

Resolutions Amending Articles of Incorporation

RESOLVED, that the Corporation is hereby authorized to amend Article V of the Corporation’s Articles of Incorporation by deleting such Article V in full and replacing it with the following:

‘‘ARTICLE V

Authorized Shares:

The total number of shares which this corporation shall have authority to issue is three hundred million shares (300,000,000) with a par value of one cent ($.01) per share; all of such shares shall be common stock.’’

FURTHER RESOLVED, that the President of the Corporation is hereby authorized and directed to (i) execute Articles of Amendment attesting to the adoption of the foregoing resolutions adopting the amendments, (ii) cause such Articles of Amendment to be filed in the office of the Secretary of State for the State of Minnesota, and (iii) pay any fees and take any other action necessary to effect the Articles of Amendment and the foregoing resolution.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 15th day of January, 2013.

/s/ Josh Kornberg
Josh Kornberg, President

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